UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report October 30, 2006

Commission			IRS Employer
File		State of	Identification
Number	Registrant	Incorporation	Number

1-7810	Energen Corporation	Alabama	63-0757759
2-38960	Alabama Gas Corporation	Alabama	63-0022000

605 Richard Arrington Jr. Boulevard North Birmingham, Alabama	35203
(Address of principal executive offices)	(Zip Code)

(205) 326-2700 (Registrant's telephone number including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

At its meeting on October 24, 2006, the Company's Officer's Review Committee determined that when Mr. Porter's election as the Company's Chief Financial Officer becomes effective January 1, 2007, his base salary will be $230,000 and the Committee recommended to the Board of Directors that Mr. Porter's Severance Compensation Agreement be amended to increase his severance payment factor to 300%. The Board of Directors authorized the Severance Compensation Agreement Amendment at its meeting on October 25, 2006.

ITEM 8.01

Other Events

The following is a summary of actions taken by the Company's Officers Review Committee and the Board of Directors at their respective meetings on October 24, 2006 and October 25, 2006.

(i) Amendment of Sections 4.2, 4.3 and 4.4 of the Energen Corporation Annual Incentive Plan to specify additional performance objectives and to provide the Officer's Review Committee with negative discretion. A copy of the Plan as amended is attached as Exhibit 99.1.

(ii) Amendment of Sections 1 and 6.2(e) of the Energen Corporation 1997 Stock Incentive Plan to reduce the time available to exercise options following a retirement, death or disability severance. A copy of the Plan as amended is attached as Exhibit 99.2.

(iii) Authorized Amendment of the Severance Compensation Agreements of Messrs. Warren, Ketcham, Reynolds and Woodruff to delete the publicly-traded entity standard from the definition of Good Reason. Copies of the form of Mr. Warren's Severance Compensation Agreement and the form of Severvance Compensation Agreement for the Company's other executive officers, as amended, are attached as Exhibits 99.3 and 99.4 respectively.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Annual Incentive Plan, as amended effective October 30, 2006
99.2	1997 Stock Incentive Plan, as amended effective October 30, 2006
99.3	Form of Mr. Warren's Severance Compensation Agreement
99.4	Form of executive officers Severance Compensation Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGEN CORPORATION ALABAMA GAS CORPORATION

October 30, 2006	By /s/ G. C. Ketcham

G. C. Ketcham Executive Vice President, Chief Financial Officer and Treasurer of Energen Corporation and Alabama Gas Corporation